UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Halozyme Therapeutics, Inc.

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April 1, 2008

Dear Stockholder:

This year’s annual meeting of stockholders will be held on Thursday, May 8, 2008, at 8:00 a.m. local time, at the Halozyme Conference Center, 11404 Sorrento Valley Road, San Diego, California 92121. You are cordially invited to attend.

The Notice of Annual Meeting of Stockholders and a Proxy Statement, which describes the formal business to be conducted at the meeting, follow this letter.

It is important that you use this opportunity to take part in the affairs of Halozyme Therapeutics, Inc. by voting on the business to come before this meeting. After reading the Proxy Statement, please promptly mark, sign, date and return the enclosed proxy card in the prepaid envelope to assure that your shares will be represented. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our stockholders is important.

A copy of Halozyme’s Annual Report to Stockholders is also enclosed for your information. At the annual meeting we will review Halozyme’s activities over the past year and our plans for the future. The Board of Directors and management look forward to seeing you at the annual meeting.

Sincerely yours,

Jonathan E. Lim, M.D.

President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
SOLICITATION AND VOTING
ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
PROPOSAL NO. 2
PROPOSAL NO. 3
PROPOSAL NO. 4 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PRINCIPAL ACCOUNTING FEES AND SERVICES
2007 DIRECTOR COMPENSATION
EQUITY COMPENSATION PLAN INFORMATION
RELATED PERSON TRANSACTIONS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING
TRANSACTION OF OTHER BUSINESS

11388 Sorrento Valley Road
San Diego, California 92121

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 8, 2008

TO OUR STOCKHOLDERS:

Notice is hereby given that the annual meeting of the stockholders of Halozyme Therapeutics, Inc., a Delaware corporation, will be held on May 8, 2008, at 8:00 a.m. local time, at the Halozyme Conference Center, 11404 Sorrento Valley Road, San Diego, California 92121, for the following purposes:

1. To elect three Class I directors to hold office for a three-year term and until their respective successors are elected and qualified.

2. To consider a proposal to approve our 2008 Outside Directors’ Stock Plan and to reserve an aggregate of 600,000 shares of our common stock for issuance under this plan.

3. To consider a proposal to approve our 2008 Stock Plan and to reserve an aggregate of 5,000,000 shares of our common stock for issuance under this plan.

4. To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

5. To transact such other business as may properly come before the meeting.

Only stockholders of record at the close of business on March 31, 2008 are entitled to notice of, and to vote at, this meeting and any adjournment or postponement thereof.

David A. Ramsay

Chief Financial Officer and Secretary

San Diego, California
April 1, 2008

IMPORTANT: Please fill in, date, sign and promptly mail the enclosed proxy card in the accompanying postage-paid envelope to assure that your shares are represented at the meeting. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

The accompanying proxy is solicited by the Board of Directors of Halozyme Therapeutics, Inc., a Delaware corporation, for use at its annual meeting of stockholders to be held on May 8, 2008, or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and the enclosed proxy are being mailed to stockholders on or about April 4, 2008.

SOLICITATION AND VOTING

Voting Securities.  Only stockholders of record as of the close of business on March 31, 2008, will be entitled to vote at the meeting and any adjournment thereof. As of that time, we had 79,507,955 shares of common stock outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the annual meeting. Each stockholder of record as of that date is entitled to one vote for each share of common stock held by him or her. Our Bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum.

Broker Non-Votes.  A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (typically referred to as being held in “street name”) but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the election of directors, increases in authorized common stock for general corporate purposes and ratification of auditors. Non-routine matters include adoptions of, and amendments to, stock plans.

Solicitation of Proxies.  We will bear the entire cost of soliciting proxies for the upcoming meeting. In addition to soliciting stockholders by mail through our employees, we will request banks, brokers and other custodians, nominees and fiduciaries to solicit customers for whom they hold our stock and will reimburse them for their reasonable, out-of-pocket costs. We may use the services of our officers, directors and others to solicit proxies, personally or by telephone, without additional compensation. In addition, we may retain a proxy solicitation firm or other third party to assist us in collecting or soliciting proxies from our stockholders, although we do not currently plan on retaining such a proxy solicitor.

Voting of Proxies.  All valid proxies received before the meeting will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted in favor of each proposal. A stockholder giving a proxy has the power to revoke it at any time before it is exercised by delivering to the Secretary of Halozyme a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

We have a classified Board of Directors that consists of three Class I directors, three Class II directors and three Class III directors. Our directors are elected for a term of three years, with one class of directors up for election every year. At the 2008 annual meeting of stockholders we will be electing three Class I directors, while three Class II directors will be elected at the 2009 annual meeting of stockholders and three Class III directors will be elected at the 2010 annual meeting of stockholders. Once elected, directors serve until their respective successors are duly elected and qualified.

The Class I nominees recommended by the Board of Directors for election at the 2008 annual meeting are Kathryn E. Falberg, Kenneth J. Kelley and Jonathan E. Lim, M.D. Ms. Falberg, Mr. Kelley and Dr. Lim are all current members of our Board of Directors and, if elected, they will serve as directors until our annual meeting of stockholders in 2011 and until their successors are elected and qualified. If any nominee declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as we may designate.

If a quorum is present and voting, the three nominees for Class I directors receiving the highest number of votes will be elected as the Class I directors. Abstentions and broker non-votes have no effect on the vote.

The Board of Directors recommends a vote “FOR” each of the nominees named above.

The following table sets forth biographical information for our current directors, including the Class I nominees to be elected at this meeting:

			Director
Name	Principal Occupation	Age	Since

Class I directors nominated for election at the 2008 annual meeting of stockholders:
Kathryn E. Falberg	President, Canyon Capital & Consulting	47	2007
Kenneth J. Kelley	Managing Director, K2 Bioventures	49	2004
Jonathan E. Lim, M.D.	President and Chief Executive Officer, Halozyme Therapeutics, Inc.	36	2003
Class II directors whose terms expire at the 2009 annual meeting of stockholders:
Randal J. Kirk	Chief Executive Officer, Third Security, LLC	54	2007
John S. Patton, Ph.D.	Chief Scientific Officer, Nektar Therapeutics	61	2000
Steven T. Thornton	President, Bioniche Pharma Group	51	2005
Class III directors whose terms expire at the 2010 annual meeting of stockholders:
Robert L. Engler, M.D.	Professor Emeritus, University of California, San Diego	63	2004
Gregory I. Frost, Ph.D.	Vice President, Chief Scientific Officer, Halozyme Therapeutics, Inc.	36	1999
Connie L. Matsui	Executive Vice President, Biogen Idec, Inc.	54	2006

Nominees for Election at this Meeting

Kathryn E. Falberg.  Ms. Falberg has over 23 years of financial experience with companies of varying sizes across multiple industries. Ms. Falberg has been the President of Canyon Capital & Consulting, an investment and consulting firm, since 2003. From October 2001 to June 2002 Ms. Falberg was a consultant to Inamed, a medical device company, and briefly served as its interim Chief Financial Officer. Ms. Falberg joined Amgen Inc., a global biotechnology company, in 1995 as Treasurer, and advanced through a series of positions of increasing responsibility, culminating in her appointment as Senior Vice President, Finance, and Chief Financial Officer in 1998. Ms. Falberg retired from Amgen Inc. in July 2001. Ms. Falberg has served on the board of directors for companies in multiple industries. Ms. Falberg received an M.B.A. and B.A. in Economics from the University of California, Los Angeles. Ms. Falberg is the Chair of the Audit Committee and she also serves on the Nominating and Governance Committee.

Kenneth J. Kelley.  Mr. Kelley brings over 25 years of entrepreneurial, venture capital, operational and technical biotechnology experience to Halozyme. Mr. Kelley has been the managing director of K2 Bioventures, a biomedical startup consulting company, since July 2004. Mr. Kelley currently serves as the Chief Executive Officer and Chair of the Board of Directors of privately held PaxVax, Inc. From April 2002 through June 2004, Mr. Kelley was a General Partner at Latterell Venture Partners, where he made investments in early stage biotechnology and medical device startups. Mr. Kelley founded IntraBiotics Pharmaceuticals in January 1994 and over eight years served as CEO, Director and Chair of the Board of Directors. Earlier, Mr. Kelley was an Associate at Institutional Venture Partners (IVP), where he participated in the financing of twenty biotech and medical companies, fifteen of which became public companies. Prior to IVP, he was a consultant for McKinsey & Company and a scientist at Integrated Genetics (acquired by Genzyme). Mr. Kelley earned an M.B.A. from Stanford University and a B.A. in Biochemical Sciences from Harvard University. Mr. Kelley is the Chair of the Board of Directors and he also serves on the Audit Committee and the Compensation Committee.

Jonathan E. Lim, M.D.  Dr. Lim joined Halozyme in 2003 and has served as Halozyme’s President and Chief Executive Officer since that time. From 2001 to 2003, Dr. Lim was a management consultant at McKinsey & Company, where he specialized in the health care industry, serving a wide range of start-ups to Fortune 500 companies in the biopharmaceutical, medical products, and payor/provider segments. From 1999 to 2001, Dr. Lim was a recipient of a National Institutes of Health Postdoctoral Fellowship, during which time he conducted clinical outcomes research at Harvard Medical School. He has published articles in peer-reviewed medical journals such as the Annals of Surgery and the Journal of Refractive Surgery. Dr. Lim’s prior experience also includes two years of clinical training in general surgery at the New York Hospital-Cornell Medical Center and Memorial Sloan-Kettering Cancer Center; Founder and President of a health care technology start-up company; Founding Editor-in-Chief of the McGill Journal of Medicine; and basic science and clinical research at the Salk Institute for Biological Studies and Massachusetts Eye and Ear Infirmary. Dr. Lim is currently a California-licensed physician and is a volunteer surgeon in his spare time. He was a member of the strategic planning committee of the American Medical Association from 2002 to 2005. He earned a B.S., with honors, and an M.S. in Molecular Biology from Stanford University, an M.D. from McGill University, and an M.P.H. in Health Care Management from Harvard University.

Directors Elected to Continue in Office Until the 2009 Annual Meeting

Randal J. Kirk.  Mr. Kirk has served as the Senior Managing Director and Chief Executive Officer of Third Security, LLC, an investment management firm founded by Mr. Kirk, since March 1999. Additionally, Mr. Kirk founded and became Chairman of the Board of Directors of New River Pharmaceuticals Inc. (previously traded on Nasdaq prior to its acquisition by Shire plc in 2007) in 1996, which was a specialty pharmaceutical company focused on developing novel pharmaceuticals and improved versions of widely-prescribed drugs, and was President and Chief Executive Officer between October 2001 and April 2007. Mr. Kirk began his professional career in the private practice of law. Mr. Kirk co-founded General Injectables & Vaccines, Inc. (GIV), a pharmaceutical distributor, in 1983 and served as Chairman of the Board of Directors of GIV prior to the sale of that company in 1998. Previously, Mr. Kirk served as a member of the board of directors of Scios, Inc. (previously traded on Nasdaq prior to its acquisition by Johnson & Johnson) between February 2000 and May 2002, and was a member of the board of directors of Howe and Rusling, Inc., a registered investment advisory firm, from 2001 through 2006. He served on the Virginia Bioinformatics Institute Policy Advisory Board from March 2004 through November 2007. Mr. Kirk also currently serves in a number of additional capacities: Chairman of Biological & Popular Culture LLC, an automated proactive notification software and service company, since September 2002, and Chairman of its predecessor from October 1999 to September 2002; and as Chairman of the board of directors of Clinical Data, Inc. (Nasdaq: CLDA) since December 2004 and as a member of the board of directors since September 2002; and has served as Chairman of the board of directors of Intrexon Corporation since February 2008. Mr. Kirk has served on the Board of Visitors of Radford University since July 2003, was elected Rector of the Board in September 2006, and also has served on the board of directors of the Radford University Foundation, Inc. since September 1998. He was appointed to the Virginia Advisory Council on Revenue Estimates in July 2006, and was appointed as a member of the board of directors of the Virginia University Research Partnership in July 2007. Mr. Kirk received a B.A. in Business from Radford University and a J.D. from the University of Virginia. Mr. Kirk serves on the Compensation Committee and the Nominating and Governance Committee.

John S. Patton, Ph.D.  Dr. Patton is Co-Founder of Nektar Therapeutics (Nasdaq-NKTR) (formerly Inhale Therapeutic Systems) and has served as Chief Scientific Officer since November 2001 and as a director since July 1990. He is an expert in the delivery of peptides and proteins. Before co-founding Nektar Therapeutics, Dr. Patton led the drug delivery group at Genentech, Inc., where he demonstrated the feasibility of systemic delivery of large molecules through the lungs. Prior to joining Genentech, Inc., he was a tenured professor at the University of Georgia. He has published a wide range of articles and has presented his work in national and international arenas. Dr. Patton received his Ph.D. in Biology from the University of California, San Diego, and held post-doctoral positions in biomedicine at Harvard Medical School and the University of Lund in Sweden. Dr. Patton chairs our Scientific and Clinical Advisory Board.

Steven T. Thornton.  Mr. Thornton has been President and CEO of Bioniche Pharma Group since 2007. Bioniche Pharma Group is a privately held company that develops and manufactures injectable therapeutic products. Mr. Thornton was previously President of SkyePharma from 2002 to 2007. Mr. Thornton has been involved in a significant number of business development activities and partnerships across the industry, with both major pharmaceutical and emerging biotechnology companies. Mr. Thornton has served on a number of joint venture boards with biotechnology partners, giving him insight into the workings of relatively early company organizations. He is highly experienced in the areas of in- and out-licensing of products and has been involved in a variety of start-up operations, joint ventures and acquisitions. Mr. Thornton has also held senior executive positions at Elan, Eli Lilly and Bayer. Mr. Thornton earned a B.A. in Applied Social Sciences from Lancaster University UK. Mr. Thornton serves on the Audit Committee and is the Chair of the Compensation Committee.

Directors Elected to Continue in Office Until the 2010 Annual Meeting

Robert L. Engler, M.D.  Dr. Engler spent his career as a Cardiologist at the Veterans Affairs Medical Center and the University of California, San Diego, where he retired as Professor Emeritus in 2001. While at the Veterans Affairs Medical Center, Dr. Engler served as Associate Chief of Staff and Chief of Research and was an attending physician, in addition to running an active cardiovascular research laboratory. His research and clinical work led to the founding of two successful biotechnology companies: Gensia, Inc., and Collateral Therapeutics, Inc. He also founded and served as President of the Veterans Medical Research Foundation. Dr. Engler graduated from Georgetown Medical School. Dr. Engler is the Chair of our Nominating and Governance Committee.

Gregory I. Frost, Ph.D.  Dr. Frost co-founded Halozyme in 1999 and currently serves as Vice President, Chief Scientific Officer. Dr. Frost has spent more than twelve years researching the hyaluronidase family of enzymes. Previously he was a Senior Research Scientist at the Sidney Kimmel Cancer Center (SKCC), where he focused much of his work developing the hyaluronidase technology. Prior to SKCC, his research in the Department of Pathology at the University of California, San Francisco, led directly to the purification, cloning, and characterization of the human hyaluronidase gene family, and the discovery of several metabolic disorders. He has authored multiple scientific peer-reviewed and invited articles in the hyaluronidase field and is an inventor on several key patents. Dr. Frost’s prior experience includes serving as a scientific consultant to a number of biopharmaceutical companies, including Q-Med (SE), Biophausia AB (SE), and Active Biotech (SE). Dr. Frost is registered to practice before the US Patent Trademark Office, and earned a B.A. in Biochemistry and Molecular Biology from the University of California, Santa Cruz and a Ph.D. in the Department of Pathology at the University of California, San Francisco, where he was an ARCS-Scholar.

Connie L. Matsui.  Ms. Matsui is the Executive Vice President, Knowledge and Innovation Networks for Biogen Idec, Inc. She has served in several positions since joining IDEC Pharmaceuticals in November 1992, including Senior Vice President, overseeing investor relations, corporate communications, human resources, project management and strategic planning. Prior to entering the biotechnology industry, Ms. Matsui worked for Wells Fargo Bank in general management, marketing and human resources. Ms. Matsui has been active on a number of not-for-profit boards and served as National President of the Girl Scouts of the USA from 1999 to 2002. Ms. Matsui earned B.A. and M.B.A. degrees from Stanford University.

CORPORATE GOVERNANCE

Director Independence

The Board of Directors (the “Board”) has determined that, other than Dr. Lim, Dr. Frost and Ms. Matsui, each of the members of the Board of Directors is an independent director for purposes of the listing requirements of the Nasdaq Marketplace Rules. Drs. Lim and Frost are employees of Halozyme and Ms. Matsui has an indirect financial interest in an entity that leases office and research facilities to Halozyme.

Executive Sessions

Our independent directors meet in executive session without management present each time the Board holds its regularly scheduled meetings. Mr. Kelley, as Chair of the Board of Directors, acts as the presiding director for such executive sessions of independent directors.

Board of Directors Meetings and Committees

The Board of Directors held seven meetings during the fiscal year ended December 31, 2007. The Board of Directors has three committees: (i) Audit Committee; (ii) Compensation Committee; and (iii) Nominating and Governance Committee. During the last fiscal year, each director attended at least 75% of the total number of meetings of the Board and all of the committees of the Board on which such director served during that period.

The following table sets forth the current members of each of the Board committees:

Nominating and
	Audit	Compensation	Governance
Name	Committee	Committee	Committee

Kenneth J. Kelley	X	X	—
Robert L. Engler, M.D.	—	—	Chair
Kathryn E. Falberg	Chair	—	X
Randal J. Kirk	—	X	X
Steven T. Thornton	X	Chair	—

Audit Committee.

The members of the Audit Committee are Kathryn E. Falberg (Chair), Kenneth J. Kelley and Steven T. Thornton. All members of the Audit Committee satisfy the independence requirements established by the Nasdaq Marketplace Rules. Ms. Falberg is an “audit committee financial expert,” as defined in the rules of the Securities and Exchange Commission. The Audit Committee operates under a written charter that is available on our website at: www.halozyme.com. The Audit Committee conducts an annual review of this charter in addition to an annual review of the committee’s overall performance. The primary purpose of the Audit Committee is to oversee our accounting and financial reporting processes and the function of the Audit Committee includes retaining our independent auditors, reviewing their independence, reviewing and approving the planned scope of our annual audit, reviewing and approving any fee arrangements with our auditors, overseeing their audit work, reviewing and pre-approving any non-audit services that may be performed by them, reviewing the adequacy of accounting and financial controls, reviewing our critical accounting policies and reviewing and approving any related party transactions. The Audit Committee held four meetings during the fiscal year ended December 31, 2007.

Additional information regarding the Audit Committee is set forth in the Report of the Audit Committee immediately following Proposal No. 4.

Compensation Committee.

The members of the Compensation Committee are Steven T. Thornton (Chair), Randal J. Kirk and Kenneth J. Kelley. All members of the Compensation Committee satisfy the independence requirements established by the Nasdaq Marketplace Rules. The Compensation Committee operates under a written charter that is available on our website at: www.halozyme.com. The Compensation Committee conducts an annual review of this charter in addition to an annual review of the committee’s overall performance. The primary purpose of the Compensation Committee is to discharge the Board’s responsibilities relating to compensation and benefits of our executive officers. More specifically, the Compensation Committee: recommends the salary and bonus earned by the Chief Executive Officer; reviews and recommends salary and bonus levels for other executive officers; recommends stock option grants to executive officers and approves stock option grants to other employees; approves all employment and severance agreements; and reviews the compensation of outside directors for service on the Board of Directors and its committees and recommends changes in compensation for outside directors. The Compensation Committee engaged an outside consultant in 2007 to provide information and recommendations related to executive and director compensation matters. The Compensation Committee held six meetings during the fiscal year ended December 31, 2007.

Nominating and Governance Committee.

The members of the Nominating and Governance Committee are Robert L. Engler (Chair), Kathryn E. Falberg and Randal J. Kirk. All members of the Nominating and Governance Committee satisfy the independence requirements established by the Nasdaq Marketplace Rules. The Nominating and Governance Committee operates under a written charter that is available on our website at: www.halozyme.com. The Nominating and Governance Committee conducts an annual review of this charter in addition to an annual review of the committee’s overall performance. The primary responsibilities of the Nominating and Governance Committee are to (i) identify individuals qualified to become Board members; (ii) select, or recommend to the Board, director nominees for each election of directors; (iii) develop and recommend to the Board criteria for selecting qualified director candidates; (iv) consider committee member qualifications, appointment and removal; (v) recommend applicable corporate governance principles, codes of conduct and compliance mechanisms, and (vi) provide oversight in the evaluation of the Board and each committee. The Nominating and Governance Committee held six meetings during the fiscal year ended December 31, 2007.

The Nominating and Governance Committee’s goal is to assemble a Board of Directors that brings a variety of perspectives and skills derived from high quality business and professional experience. There are no stated minimum criteria for director nominees, but the Nominating and Governance Committee believes that at least one member of the Board meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of the Board meet the definition of “independent director” under the Nasdaq Marketplace Rules. The Nominating and Governance Committee also believes it appropriate for certain key members of management to participate as members of the Board.

When considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by our stockholders, the Nominating and Governance Committee will review the candidate’s integrity, business acumen, age, experience, commitment, diligence, conflicts of interest, existing time commitments and the ability to act in the interests of all stockholders. Once a potential qualified candidate is identified, multiple members of the Nominating and Governance Committee will interview that candidate. The committee may also ask the candidate to meet with non-committee members of the Board and/or members of management and, if the committee believes a candidate would be a valuable addition to the Board, it will recommend that candidate to the full Board.

Pursuant to the terms of its charter, the Nominating and Governance Committee will consider qualified director candidates suggested by our stockholders. Stockholders may recommend individuals for the Nominating and Governance Committee to consider as potential director candidates by submitting the candidate’s name, contact information and biographical information in writing to the “Halozyme Nominating and Governance Committee” c/o Corporate Secretary, 11388 Sorrento Valley Road, San Diego, California 92121. The biographical information and background materials will be forwarded to the Nominating and Governance Committee for its review and consideration. The committee’s review of candidates identified by our stockholders is essentially identical to the review process for candidates identified by the committee. The Nominating and Governance Committee will review periodically whether a more formal policy regarding stockholder nominations should be adopted. In addition to the process discussed above regarding the consideration of the Nominating and Governance Committee of candidates suggested by our stockholders, our Bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to our Board at our annual meeting of stockholders.

Communications with Directors

Any stockholder who desires to contact any members of our Board of Directors may do so by writing to: Board of Directors, c/o Corporate Secretary, 11388 Sorrento Valley Road, San Diego, California 92121. Communications received in writing are distributed to the Chair of the Board or the other members of the Board as appropriate depending on the facts and circumstances outlined in the communication received. Alternatively, any stockholder who desires to contact an independent member of our Board of Directors directly, may contact the Chair of our Board of Directors, Kenneth J. Kelley, electronically by sending an email to the following address: kkelley@halozyme.com.

Director Attendance at Annual Meetings

Although we do not have a formal policy regarding attendance by members of the Board at our annual meeting of stockholders, we encourage directors to attend. Directors Frost, Kelley, Lim and Matsui attended our annual meeting of stockholders in 2007. Ms. Falberg and Mr. Kirk were not members of the Board at the time of this meeting.

Code of Conduct and Ethics

The Board has adopted a Code of Conduct and Ethics that applies to all of our employees, officers and directors. A copy of our Code of Conduct and Ethics is currently available on our website, www.halozyme.com.

www.halozyme.com

Please note that the information on our website is not incorporated by reference in this Proxy Statement.

PROPOSAL NO. 2

APPROVAL OF THE HALOZYME THERAPEUTICS, INC.
2008 OUTSIDE DIRECTORS’ STOCK PLAN

The Board of Directors adopted the Halozyme Therapeutics, Inc. 2008 Outside Directors’ Stock Plan (the “Director Plan”), in March 2008. The Director Plan materially differs from the 2005 Outside Directors’ Stock Plan in that the Director Plan (a) does not permit the issuance of nonstatutory stock options and (b) contains updated provisions intended to comply with new laws.

The Board believes that the company must offer competitive compensation, including an equity incentive program, if it is to continue to successfully attract and retain the best possible outside directors. The Board expects that the Director Plan will be an important factor in attracting and retaining the high caliber directors essential to our success, in motivating such directors to strive to increase the value of the company for its stockholders and in aligning the interest of the directors and the stockholders.

Summary of the Director Plan

The following is a summary of the material terms of the Director Plan. It is qualified in its entirety by the specific language of the Director Plan, a copy of which is an exhibit to a Form 8-K filed by us with the Securities and Exchange Commission on March 19, 2008.

General.  The Director Plan provides to members of the Board of Directors who are not employees of the company or of any subsidiary or parent of the company (“Outside Directors”) the automatic grant of restricted stock. The Director Plan is intended to qualify as a “formula plan” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934.

Authorized Shares.  A maximum of 600,000 of the authorized but unissued or reacquired shares of our common stock may be issued under the Director Plan. If any award expires, lapses or otherwise terminates for any reason without having been settled in full, or if shares subject to forfeiture or repurchase are forfeited or repurchased by the company, any such shares that are reacquired or subject to such a terminated award will again become available for issuance under the Director Plan. Upon any stock dividend, stock split, reverse stock split, recapitalization or similar change in our capital structure, appropriate adjustments will be made to the shares subject to the Director Plan, to the terms applicable to any automatic grant of awards described below, and to all outstanding awards.

Administration.  The Director Plan is intended to operate automatically without discretionary administration. To the extent administration is necessary, it will be performed by the Board or a committee of the Board. (For purposes of this discussion, the term “Board” refers to either the Board of Directors or such committee.) The Director Plan will be administered in a manner intended to permit awards to be exempt from Section 16(b) of the Securities Exchange Act of 1934 in accordance with Rule 16b-3 thereunder. The Board will approve forms of award agreements for use under the Director Plan, determine the terms and conditions of awards consistent with the requirements of the Director Plan, and construe and interpret the terms of the Director Plan and awards granted under it. However, the Board has no discretion to select the Outside Directors who are granted awards under the Director Plan.

Eligibility.  Only directors of the company who are Outside Directors at the time of grant are eligible to participate in the Director Plan. Currently, we have seven Outside Directors who are eligible for the Director Plan.

Automatic Grant of Restricted Stock.  Awards of restricted stock will be granted automatically under the Director Plan. Each person who first becomes an Outside Director after the Director Plan’s adoption by Halozyme’s stockholders shall be granted on the date he or she becomes an Outside Director a restricted stock award (an “Initial Grant”) for 20,000 shares of common stock. In addition, immediately following each annual meeting of stockholders following the annual meeting at which the Director Plan receives stockholder approval, each Outside Director who has served on the Board for at least six full months prior to such annual meeting of the stockholders shall be granted, immediately after such annual meeting, a restricted stock award (“Annual Grant”) for 20,000 shares of common stock.

Terms and Conditions of Restricted Stock.  Each award of restricted stock granted under the Director Plan will be evidenced by a written agreement specifying the number of shares subject to the award and the other terms and conditions of the award, consistent with the provisions of the Director Plan.

Subject to stockholder approval of the Director Plan, Initial Grants of restricted stock vest in full on the first day the holder may trade company stock in compliance with the insider trading policy of the company following the later of (a) the six month anniversary of the grant date, or (b) the first annual meeting of stockholders following the grant date. Annual Grants of restricted stock vest in full on the first day the holder may trade company stock in compliance with the company’s insider trading policy following the date immediately preceding the first annual meeting of stockholders following the grant date.

Change in Control.  If a change in control (as defined in the Director Plan) occurs, all restricted stock shall be 100% vested as of the effective date of any change in control. As a result of such a change in control, the surviving, continuing, successor or purchasing corporation or parent corporation thereof may either assume all outstanding awards or substitute new awards having an equivalent value.

Termination or Amendment.  The Director Plan has a term of 10 years. The Director Plan shall continue in effect until the end of the term or until the earlier of its termination by the Board or the date on which all of the shares of common stock available for issuance under the Director Plan have been issued and all restrictions on such shares under the terms of the Director Plan have lapsed. The Board may terminate or amend the Director Plan at any time, provided that no amendment may be made without stockholder approval (a) to increase the share reserve, or (b) if the Board deems such approval necessary for compliance with any applicable tax or securities law or other regulatory requirements, including the requirements of any stock exchange or market system on which the common stock of the company is then listed. Consequently, the Board may amend the Director Plan, without stockholder approval, to increase or decrease the amounts of initial or annual grants or to alter the vesting conditions of an award. No termination or amendment may affect any outstanding award unless expressly provided by the Board and, in any event, may not adversely affect any outstanding award without the consent of the Outside Director unless necessary to comply with any applicable law, regulation or rule.

Summary of U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide to the U.S. federal income tax consequences of participation in the Director Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

Restricted Stock.  An Outside Director acquiring restricted stock normally recognizes ordinary income equal to the difference between the amount, if any, the Outside Director paid for the restricted stock and the fair market value of the shares on the determination date. The Outside Director may elect, pursuant to Section 83(b) of the Internal Revenue Code, to treat the acquisition date as the determination date by filing an election with the Internal Revenue Service. Upon the sale of restricted stock, any gain or loss, based on the difference between the sale price and the fair market value of the shares on the determination date, will be taxed as capital gain or loss. The company generally should be entitled to a tax deduction equal to the amount of ordinary income recognized by the Outside Director as a result of the acquisition of restricted stock, except to the extent such deduction is limited by applicable provisions of the Internal Revenue Code.

New Plan Benefits

Only Outside Directors are eligible to participate in the Director Plan. No shares of restricted stock will be issued under the Director Plan during the 2008 fiscal year to Outside Directors, assuming no new Outside Directors join the Board. Existing Outside Directors will begin to receive Annual Grants of restricted stock from the Director Plan in connection with our annual meeting of stockholders in 2009.

The following New Plan Benefits Table reflects the number of shares underlying future awards that will be made under the Director Plan per annum, if approved by the stockholders, to the individuals and groups listed below. The information set forth below is based on the number of Outside Directors currently eligible to participate in the Director Plan.

New Plan Benefits Table
2008 Outside Directors’ Stock Plan

Number of Shares of
Position	Restricted Stock(1)

Named Executive Officers (not eligible under Director Plan)	n/a
Executive Group (not eligible under Director Plan)	n/a
Non-Executive Director Group	140,000
Non-Executive Officer Employee Group (not eligible under Director Plan)	n/a

(1)	The annual grant for each outside director will consist of 20,000 shares of restricted stock.

Vote Required and Board of Directors Recommendation

Approval of this proposal would require the affirmative vote of a majority of the votes cast affirmatively or negatively on the proposal at the annual meeting of stockholders, as well as the presence of a quorum representing a majority of all outstanding shares of common stock of the company, either in person or by proxy. Abstentions and broker non-votes would be counted for purposes of determining the presence of a quorum but otherwise would not have any effect on the outcome of the proposal.

The Board believes that the adoption of the Director Plan is in the best interests of Halozyme and its stockholders for the reasons stated above. Therefore, the Board unanimously recommends a vote “FOR” approval of the 2008 Outside Directors’ Stock Plan.

PROPOSAL NO. 3

APPROVAL OF THE HALOZYME THERAPEUTICS, INC.
2008 STOCK PLAN

In March 2008, the Board of Directors adopted, subject to stockholder approval, the company’s 2008 Stock Plan (the “2008 Plan”). The 2008 Plan has a share reserve of 5,000,000 shares. As of March 31, 2008, 6,749,948 shares were subject to awards under the company’s existing stock plans and 735,716 shares remained eligible for grant under those plans.

The company believes that appropriate equity incentives are critical to attracting and retaining the best employees in its industry. The approval of this proposal will enable the company to continue to provide such incentives. The 2008 Plan materially differs from the 2006 Stock Plan in that the 2008 Plan (a) contains updated provisions intended to comply with new laws (b) defines “fair market value” as the closing price per share of company stock on the day of determination; (c) counts as issued shares withheld or reacquired by the company in payment of the exercise price or withholding tax, (d) does not allow the payment of the exercise price by promissory note; (e) contains no minimum vesting period for awards, (f) allows for the grant of stock awards with no vesting conditions, and (g) provides that upon a change in control of the company, awards that are payable in or convertible into company stock will terminate upon the effective time of the change in control, unless the awards are continued, assumed or substituted, as determined by the Board.

The Board has full discretion to determine the number of awards to be granted to participants under the 2008 Plan, subject to an annual limitation on the total number of awards that may be granted to any employee. Prior to the 2008 annual meeting, the company will not grant any awards under the 2008 Plan.

Summary of the 2008 Plan

The following is a summary of the material terms of the 2008 Plan. It is qualified in its entirety by the specific language of the 2008 Plan, a copy of which is an exhibit to a Form 8-K filed by us with the Securities and Exchange Commission on March 19, 2008.

General.  The 2008 Plan provides for the grant of incentive and nonstatutory stock options as well as stock appreciation rights, stock awards, restricted stock, restricted stock units, performance units and performance shares. Incentive stock options granted under the 2008 Plan are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). Nonstatutory stock options granted under the 2008 Plan are not intended to qualify as incentive stock options under the Code.

Purpose.  The purpose of the 2008 Plan is to advance the interests of the company and its stockholders by providing an incentive to attract and retain persons eligible to receive options under the 2008 Plan and by motivating such persons to contribute to the growth and profitability of the company.

Administration.  The 2008 Plan is administered by the Compensation Committee, any other committee designated by the Board of Directors, or, if no committee is designated, the Board of Directors. As used herein with respect to the 2008 Plan, the “Board” refers to the Compensation Committee, or any other committee designated by the Board of Directors, as well as to the Board of Directors itself. The Board has the power to construe and interpret the 2008 Plan and, subject to the provisions of the 2008 Plan, to determine the persons to whom and the dates on which awards will be granted, the number of shares to be subject to each award, the time or times during the term of each award within which all or a portion of such award vests or becomes exercisable, the exercise price, the type of consideration to be paid, if any, upon exercise of an award, and other terms of the award.

Stock Subject to the 2008 Plan.  The share reserve under the 2008 Plan will be equal to 5,000,000. If awards granted under the 2008 Plan expire, are cancelled or otherwise terminate without being exercised, the shares of common stock subject to such expired, cancelled or terminated awards will then be available for grant under the 2008 Plan. In addition, to the extent awards are settled in cash, such shares will not be deemed to be issued under the Plan. In general, no more than 2,500,000 shares may be issued under the Plan pursuant to stock awards, restricted stock awards, restricted stock unit awards and performance awards.

Eligibility.  Awards other than incentive stock options generally may be granted only to employees, directors and consultants of the company. An incentive stock option can only be granted to a person who, on the effective date of grant, is an employee of the company, a parent corporation or a subsidiary corporation. As of March 31, 2008, approximately 98 persons would have been eligible to receive grants under the 2008 Plan.

No incentive stock options may be granted under the 2008 Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the company, or any of its parent or subsidiary corporations, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and the term of the option does not exceed 5 years from the date of grant. The aggregate fair market value, determined at the time of grant, of the shares of common stock with respect to which incentive stock options granted under the 2008 Plan are exercisable for the first time by an optionee during any calendar year (under all such plans of the company and its parent and subsidiary corporations) may not exceed $100,000. In order to permit awards to qualify as “performance-based compensation” under Section 162(m) of the Code (“Section 162(m)”) no employee may be granted awards under the 2008 Plan in excess of the following in each fiscal year of the company:

•	Stock options and stock appreciation rights: No more than 1,000,000 shares; provided, however, that such maximum number shall be 2,000,000 shares with respect to any individual during the first fiscal year that the individual is employed with Halozyme.

•	Restricted stock and restricted stock unit awards having vesting based upon the attainment of performance goals: No more than 500,000 shares; provided, however, that such maximum number shall be 1,000,000 shares with respect to any individual during the first fiscal year that the individual is employed with Halozyme.

•	Performance share awards: No more than 500,000 shares for each full fiscal year contained in the performance period of the award.

•	Performance unit awards: No more than 500,000 for each full fiscal year contained in the performance period of the award.

Stock Options and Stock Appreciation Rights

The following is a description of the general terms of stock options and stock appreciation rights under the 2008 Plan. Individual grants may have terms that differ from those described below.

Exercise Price; Payment.  The exercise price of incentive stock options under the 2008 Plan may not be less than the fair market value of the common stock subject to the option on the date of the option grant, and in some cases (see “Eligibility” above), may not be less than 110% of such fair market value. The exercise price of nonstatutory stock options and stock appreciation rights may not be less than the fair market value of the stock subject to the award on the date of the option grant. On March 25, 2008, the closing price of the company’s common stock as reported on the Nasdaq Global Market was $6.75 per share. The exercise price of options granted under the 2008 Plan must be paid: (i) in cash, by check or cash equivalent, (ii) by tender to the company, or attestation to the ownership of shares of common stock of the company owned by the optionee having a fair market value not less than the exercise price, (iii) by broker-assisted cashless exercise, (iv) in any other form of legal consideration acceptable to the Board, or (v) any combination of the above.

No Repricing.  The 2008 Plan does not permit the company to lower the exercise price of options or stock appreciation rights or to exchange options or stock appreciation rights for awards with a lower exercise price without further stockholder approval.

Exercise.  Options and stock appreciation rights granted under the 2008 Plan may become exercisable (“vest”) in cumulative increments as determined by the Board provided that the holder’s employment by, or service as a director or consultant to, the company or certain related entities or designated affiliates (“service”) continues from the date of grant until the applicable vesting date. Shares covered by awards granted under the 2008 Plan may be subject to different vesting terms. The Board has the power to accelerate the time during which an award may be exercised.

Term.  The maximum term of options and stock appreciation rights under the 2008 Plan is ten years. The 2008 Plan provides for earlier termination of an award due to the holder’s cessation of service.

Restrictions on Transfer.  Incentive stock options granted under the 2008 Plan may not be transferred except by will or by the laws of descent and distribution, and may be exercised during the lifetime of the person to whom the option is granted only by such person. A nonstatutory stock option or stock appreciation right is not transferable in any manner other than (i) by will or by the laws of descent and distribution, (ii) by written designation of a beneficiary taking effect upon the death of the optionee, (iii) by delivering written notice to the company that the optionee will be gifting to certain family members or other specific entities controlled by or for the benefit of such family members, and such other transferees as the Board may approve.

Restricted Stock Units

The Board may grant restricted stock units under the 2008 Plan that represent a right to receive shares of our common stock at a future date determined in accordance with the participant’s award agreement. No monetary payment is required for receipt of restricted stock units or the shares issued in settlement of the award, the consideration for which is furnished in the form of the participant’s services to the company. The Board may grant restricted stock unit awards subject to the attainment of one or more performance goals similar to those described below in connection with performance awards, or may make the awards subject to vesting conditions similar to those applicable to restricted stock awards. Unless otherwise provided by the Board, a participant will forfeit any restricted stock units which have not vested prior to the participant’s termination of service. Participants have no voting rights or rights to receive cash dividends with respect to restricted stock unit awards until shares of common stock are issued in settlement of such awards. However, the Board may grant restricted stock units that entitle their holders to receive dividend equivalents. A dividend equivalent may be paid in cash or in the form of additional restricted stock units for a number of shares whose value is equal to any cash dividends we pay.

Stock and Restricted Stock Awards

The Board may grant stock awards, with or without restrictions, under the 2008 Plan either in the form of a stock purchase right, giving a participant an immediate right to purchase common stock, or in the form of a stock bonus, for which the participant furnishes consideration in the form of services to the company. The Board determines the purchase price payable under stock purchase awards, which may be less than the then current fair market value of our common stock. Restricted stock awards may be subject to vesting conditions based on such service or performance criteria as the Board specifies, including the attainment of one or more performance goals similar to those described below in connection with performance awards. Shares acquired pursuant to a restricted stock award may not be transferred by the participant until vested. Unless otherwise provided by the Board, a participant will forfeit any shares of restricted stock as to which the restrictions have not lapsed prior to the participant’s termination of service. Participants holding restricted stock will generally have the right to vote the shares and to receive any dividends paid, except that dividends or other distributions paid in shares will be subject to the same restrictions as the original award.

Performance Awards

The Board may grant performance awards subject to such conditions and the attainment of such performance goals over such periods as the Board determines in writing and sets forth in a written agreement between the company and the participant. To the extent compliance with Section 162(m) of the Code is desired, a committee comprised solely of “outside directors” under Section 162(m) shall act with respect to performance awards. These awards may be designated as performance shares or performance units. Performance shares and performance units are unfunded bookkeeping entries generally having initial values, respectively, equal to the fair market value determined on the grant date of a share of common stock and a value set by the Board. Performance awards will specify a predetermined amount of performance shares or performance units that may be earned by the participant to the extent that one or more predetermined performance goals are attained within a predetermined performance period. To the extent earned, performance awards may be settled in cash, shares of common stock (including shares of restricted stock) or any combination thereof.

Prior to the beginning of the applicable performance period or such later date as permitted under Section 162(m), the Board will establish one or more performance goals applicable to the award. Performance goals will be based on the attainment of specified target levels with respect to one or more measures of business or financial performance of the company and each subsidiary corporation consolidated with the company for financial reporting purposes, or such division or business unit of the company as may be selected by the Board. The Board, in its discretion, may base performance goals on one or more of the following such measures: sales revenue, gross margin, operating margin, operating income, pre-tax profit, earnings before stock-based compensation expense, interest, taxes, depreciation and amortization, net income, expenses, the market price of our common stock, earnings per share, return on stockholder equity, return on capital, return on net assets, economic value added, market share, customer service, customer satisfaction, safety, total stockholder return, free cash flow, net operating income, operating cash flow, return on investment, employee satisfaction, employee retention, balance of cash, cash equivalents and marketable securities, product development, research and development expenses, completion of an identified special project, completion of a joint venture or other corporate transaction, or other measures as determined by the Board. The target levels with respect to these performance measures may be expressed on an absolute basis or relative to a standard specified by the Board. The degree of attainment of performance measures will be calculated in accordance with generally accepted accounting principles, but prior to the accrual or payment of any performance award for the same performance period, and, according to criteria established by the Board, excluding the effect (whether positive or negative) of changes in accounting standards occurring after the establishment of the performance goals applicable to a performance award.

Following completion of the applicable performance period, the Board will certify in writing the extent to which the applicable performance goals have been attained and the resulting value to be paid to the participant. The Board retains the discretion to eliminate or reduce, but not increase, the amount that would otherwise be payable on the basis of the performance goals attained to a participant who is a “covered employee” within the meaning of Section 162(m). However, no such reduction may increase the amount paid to any other participant. The Board may make positive or negative adjustments to performance award payments to participants other than covered employees to reflect the participant’s individual job performance or other factors determined by the Board. In its discretion, the Board may provide for the payment to a participant awarded performance shares of dividend equivalents with respect to cash dividends paid on the company’s common stock. The Board may provide for performance award payments in lump sums or installments. If any payment is to be made on a deferred basis, the Board may provide for the payment of dividend equivalents or interest during the deferral period.

Unless otherwise provided by the Board, if a participant’s service terminates for any reason, including the participant’s death or disability prior to completion of the applicable performance period, the final award value will be determined at the end of the performance period on the basis of the performance goals attained during the entire performance period but will be prorated for the number of months of the participant’s service during the performance period. No performance award may be sold or transferred other than by will or the laws of descent and distribution prior to the end of the applicable performance period.

Effect of Certain Corporate Events

In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in the capital structure of the company, appropriate adjustments will be made in the number and class of shares subject to the 2008 Plan and to any outstanding awards, in the aggregate and Section 162(m) per-employee grant limits (see “Federal Income Tax Information — Potential Limitation on Company Deductions,” below), and in the exercise price per share of any outstanding awards. Any fractional share resulting from an adjustment will be rounded down to the nearest whole number, and at no time will the exercise price of any option or stock appreciation right be decreased to an amount less than par value of the stock subject to the award.

If a change in control occurs, the surviving, continuing, successor or purchasing corporation or parent corporation thereof may either assume the company’s rights and obligations under the outstanding awards or substitute substantially equivalent awards for such corporation’s stock. Awards that are not assumed, replaced or exercised prior to the change in control will terminate. The Board may grant awards that will accelerate in connection with a change in control. The acceleration of an award in the event of an acquisition or similar corporate event may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of the company.

Duration, Amendment and Termination

The Board may amend or terminate the 2008 Plan at any time. If not earlier terminated, the 2008 Plan will expire on March 12, 2018.

The Board may also amend the 2008 Plan at any time or from time to time. However, no amendment authorized by the Board will be effective unless approved by the stockholders of the company if the amendment would: (i) increase the number of shares reserved for awards under the 2008 Plan; (ii) change the (a) class of persons eligible to receive incentive stock options, (b) prohibition on repricing and reloading of options, (c) limits on shares subject to stock awards, restricted stock awards, restricted stock unit awards, and performance awards (including those intended to qualify as “performance-based compensation” under Section 162(m)), (d) minimum exercise price, maximum term, and vesting period of options or stock appreciation rights, or (e) limitation on the vesting conditions applicable to restricted stock or restricted stock unit awards; or (iii) modify the 2008 Plan in any other way if such modification requires stockholder approval under applicable law, regulation or rule.

Specific Grants

Awards under the 2008 Plan are discretionary. Accordingly, it is not possible to determine the number of awards that may be granted under the 2008 Plan to specific individuals.

Federal Income Tax Information

Incentive Stock Options.  An optionee recognizes no taxable income for regular income tax purposes as the result of the grant or exercise of an incentive stock option. Optionees who do not dispose of their shares for two years following the date the incentive stock option was granted or within one year following the exercise of the option will normally recognize a long-term capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies both such holding periods upon a sale of the shares, the company will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares either within two years after the date of grant or within one year from the date of exercise (referred to as a “disqualifying disposition”), the difference between the fair market value of the shares on the exercise date and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. A capital gain or loss will be long-term if the optionee’s holding period is more than 12 months. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by the company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder. The difference between the option exercise price and the fair market value of the shares on the exercise date of an incentive stock option is an adjustment in computing the optionee’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

Nonstatutory Stock Options and Stock Appreciation Rights.  Nonstatutory stock options and stock appreciation rights have no special tax status. A holder of these awards generally does not recognize taxable income as the result of the grant of such award. Upon exercise of a nonstatutory stock option or stock appreciation right, the holder normally recognizes ordinary income in an amount equal to the difference between the exercise price and the fair market value of the shares on the exercise date. If the holder is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired by the exercise of a nonstatutory stock option or stock appreciation right, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss. A capital gain or loss will be long-

term if the holding period of the shares is more than 12 months. The company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatutory stock option or stock appreciation right, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder. No tax deduction is available to the company with respect to the grant of a nonstatutory stock option or stock appreciation right or the sale of the stock acquired pursuant to such grant.

Restricted Stock.  A participant acquiring restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the “determination date.” The “determination date” is the date on which the participant acquires the shares unless the shares are subject to a substantial risk of forfeiture and are not transferable, in which case the determination date is the earlier of (i) the date on which the shares become transferable or (ii) the date on which the shares are no longer subject to a substantial risk of forfeiture. If the determination date is after the date on which the participant acquires the shares, the participant may elect, pursuant to Section 83(b) of the Code, to have the date of acquisition be the determination date by filing an election with the Internal Revenue Service no later than 30 days after the date on which the shares are acquired. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

Performance and Restricted Stock Unit Awards.  A participant generally will recognize no income upon the receipt of a performance share, performance unit or restricted stock unit award. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any substantially vested shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. If the participant receives shares of restricted stock, the participant generally will be taxed in the same manner as described above (see discussion under “Restricted Stock”). Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the “determination date” (as defined above under “Restricted Stock”), will be taxed as capital gain or loss. The company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

Potential Limitation on Company Deductions.  Section 162(m) denies a deduction to the company for compensation paid to certain employees in a taxable year to the extent that compensation exceeds $1 million for a covered employee. It is possible that compensation attributable to any type of award granted under the plan, when combined with all other types of compensation received by a covered employee from the company, may cause this limitation to be exceeded in any particular year. Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. In accordance with applicable regulations issued under Section 162(m), compensation attributable to stock options and stock appreciation rights will qualify as performance-based compensation, provided that: (i) the option plan contains a per-employee limitation on the number of shares for which options or stock appreciation rights may be granted during a specified period, (ii) the per-employee limitation is approved by the stockholders, (iii) the option is granted by a Compensation Committee comprised solely of “outside directors” (as defined in Section 162(m)) and (iv) the exercise price of the option or right is no less than the fair market value of the stock on the date of grant.

For the aforementioned reasons, the 2008 Plan provides for an annual per-employee limitation as required under Section 162(m) and the company’s Compensation Committee is comprised solely of outside directors. Accordingly, options or stock appreciation rights granted by the Compensation Committee qualify as performance-based compensation, and the other awards subject to performance goals may qualify.

Other Tax Consequences.  The foregoing discussion is intended to be a general summary only of the federal income tax aspects of awards granted under the 2008 Plan; tax consequences may vary depending on the particular circumstances at hand. In addition, administrative and judicial interpretations of the application of the federal income tax laws are subject to change. Furthermore, no information is given with respect to state or local taxes that may be applicable. Participants in the 2008 Plan who are residents of or are employed in a country other than the United States may be subject to taxation in accordance with the tax laws of that particular country in addition to or in lieu of United States federal income taxes.

Vote Required and Board of Directors Recommendation

Approval of this proposal would require the affirmative vote of a majority of the votes cast affirmatively or negatively on the proposal at the annual meeting of stockholders, as well as the presence of a quorum representing a majority of all outstanding shares of common stock of the company, either in person or by proxy. Abstentions and broker non-votes would be counted for purposes of determining the presence of a quorum but otherwise would not have any effect on the outcome of the proposal.

The Board believes that the adoption of the 2008 Plan is in the best interests of Halozyme and its stockholders for the reasons stated above. Therefore, the Board unanimously recommends a vote “FOR” approval of the 2008 Plan.

PROPOSAL NO. 4

RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors of Halozyme has selected Ernst & Young LLP as the independent registered public accounting firm to audit the consolidated financial statements of Halozyme for the fiscal year ending December 31, 2008. Ernst & Young LLP has acted in such capacity since its appointment on June 28, 2006. A representative of Ernst & Young LLP is expected to be present at the annual meeting, with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

Stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the company and its stockholders.

On June 28, 2006, our Audit Committee dismissed our prior independent registered public accounting firm, Cacciamatta Accountancy Corporation (“Cacciamatta”). Cacciamatta’s reports on our consolidated financial statements as of and for the fiscal years ended December 31, 2004 and 2005 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. During the fiscal years ended December 31, 2004 and 2005, and through June 28, 2006, there were no disagreements with Cacciamatta on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to Cacciamatta’s satisfaction, would have caused Cacciamatta to make reference thereto in its reports on the consolidated financial statements for such years. During the period described in the preceding sentence, there were no “reportable events” (as defined in the Securities and Exchange Commission Regulation S-K, Item 304 (a)(1)(v)).

We provided Cacciamatta with a copy of the statements set forth in the preceding paragraph and requested that it furnish a letter addressed to the Securities and Exchange Commission stating whether or not it agreed with the above statements. Cacciamatta provided a letter to the Securities and Exchange Commission agreeing with such statements.

PRINCIPAL ACCOUNTING FEES AND SERVICES

The following table sets forth the aggregate fees billed to Halozyme for the fiscal years ended December 31, 2007 and December 31, 2006 by Ernst & Young LLP and Cacciamatta:

	Fiscal 2007	Fiscal 2006

Audit Fees(1)	$334,737	$328,670
Audit-Related Fees(2)	—	—
Tax Fees(3)	—	—
All Other Fees(4)	—	—

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of the company’s consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by our independent accountant in connection with statutory and regulatory filings or engagements. The Audit Fees for fiscal 2006 include $26,400 of payments made to Cacciamatta for services provided prior to its dismissal in June 2006. The Audit Fees for fiscal 2007 include $15,000 of payments made to Cacciamatta in connection with obtaining their consent contained in our Form 10-K filed on March 14, 2008.

(2)	Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.”

(3)	Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning (domestic and international). These services include assistance regarding federal, state and international tax compliance, acquisitions and international tax planning.

(4)	All Other Fees consist of fees for products and services other than the services reported above.

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The independent auditor and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval. The Chair of the Audit Committee is also authorized, pursuant to delegated authority, to pre-approve additional services of up to $25,000 per engagement on a case-by-case basis, and such approvals are communicated to the full Audit Committee at its next meeting.

Vote Required and Board of Directors Recommendation

The affirmative vote of a majority of the votes cast at the meeting, at which a quorum is present, either in person or by proxy, shall ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

The Board of Directors unanimously recommends a vote “FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees Halozyme’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including internal control systems. Our independent auditor, Ernst & Young LLP, is responsible for expressing an opinion as to the conformity of our audited financial statements with generally accepted accounting principles. The Audit Committee consists of three directors, each of whom, in the judgment of the Board, is an “independent director” as defined in the listing standards for the Nasdaq Marketplace Rules. The Audit Committee acts pursuant to a written charter that has been adopted by the Board of Directors.

The Audit Committee has reviewed and discussed the consolidated financial statements with management and Ernst & Young LLP. The Audit Committee has also discussed and reviewed with the auditors all matters required to be disclosed in Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee has met with Ernst & Young LLP, with and without management present, to discuss the overall scope of the Ernst & Young LLP audit, the results of its examinations, its evaluations of Halozyme’s internal controls and the overall quality of its financial reporting.

The Audit Committee has received from the auditors a formal written statement describing all relationships between the auditors and Halozyme that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), discussed with the auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the auditors’ independence.

Based on the review and discussions referred to above, the committee recommended to the Board of Directors that Halozyme’s audited consolidated financial statements be included in Halozyme’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

AUDIT COMMITTEE

Kathryn E. Falberg (Chair)
Kenneth J. Kelley
Steven T. Thornton

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Goals of Compensation Program

The primary goals of our Compensation Committee with respect to the compensation of our executive officers are: (i) to attract and retain talented and dedicated executives; (ii) to tie annual and long-term cash and stock incentives to the achievement of specified company and individual performance criteria; and (iii) to align executives’ compensation incentives to achievements that we believe will lead to stockholder value creation. To achieve these goals, the Compensation Committee maintains compensation plans that tie a substantial portion of executives’ overall compensation to the achievement of key operational, clinical and financial goals. The Compensation Committee also evaluates the performance of each individual executive officer against specific individual performance criteria. Based upon data acquired through multiple sources, the Compensation Committee believes that the compensation for our executive officers is comparable with executives in other companies of similar size and stage of development operating in our industry, while taking into account our relative performance and our own strategic goals. In general, the Compensation Committee looks to establish a base salary and total cash compensation structure that falls in the 50th percentile of similar companies. In addition, the Compensation Committee seeks to establish an equity compensation structure that yields initial equity grants in the 75th percentile and annual refresher grants in the 50th percentile of similar companies.

As set forth below, in 2007 we retained a compensation consultant to review our policies and procedures with respect to executive and outside director compensation. In addition, we reviewed executive compensation data generated by an independent third party, Radford Biotechnology Industry Survey. We also reviewed compensation data obtained from other sources. When comparing our compensation policies against those of other companies, we take into consideration factors such as the size, market capitalization and geographic location of such other companies.

Compensation Consultant

The Compensation Committee has the authority under its charter to engage the services of outside advisors, experts and others to assist the Compensation Committee. In accordance with this authority, the Compensation Committee consulted in 2007 with Compensia for advice on matters related to compensation for executive officers, other key employees and outside directors. The Compensation Committee requested that Compensia develop recommendations for structuring our compensation programs to (i) retain the company’s executive management team, (ii) retain outside members of our board of directors and (iii) motivate management and key employees to maximize stockholder value. Compensia identified a peer group of comparable public biotechnology companies (based on elements such as market capitalization, number of employees, amount of revenues, etc.) and evaluated our salary and incentive programs against the programs of the companies in that peer group (the peer group consisted of Acadia Pharmaceuticals, Allos Therapeutics, AMAG Pharmaceuticals, Cypress Bioscience, Dendreon, Geron, GTx, Indevus Pharmaceuticals, Keryx Biopharmaceuticals, MannKind, Medivation, Sangamo Biosciences and Seattle Genetics). While Compensia provided comparative data and suggestions for adding components to our compensation structure, the Compensation Committee determined our overall compensation philosophy and determined how that philosophy would be translated into specific compensation recommendations.

Elements of Compensation

We currently have a relatively simple compensation structure that is comprised of: (i) base salary; (ii) annual cash and equity incentive awards; and (iii) stock options.

Base Salary

Base salaries for our executive officers are established based on the scope of their responsibilities, taking into account competitive market compensation paid by other companies for similar positions. Generally, we target salaries for our executive officers near the median of the range of salaries for executives in similar positions with similar responsibilities at comparable companies. Base salaries are reviewed annually, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience as well as the company’s financial position. For 2008, this review occurred in the first quarter and the annual base salaries for the executive officers named in the 2007 Summary Compensation Table below were set at the following levels:

Name	2008 Annual Base Salary

Jonathan E. Lim	$375,000
David A. Ramsay	$260,000
William J. Fallon	$270,000
Robert L. Little	$322,000
Richard C. Yocum	$300,000
Gregory I. Frost	$323,000

Cash and Equity Incentives

The Compensation Committee annually establishes a cash and equity bonus structure for our executive officers. Each executive officer is eligible for a maximum cash and equity bonus based upon their accomplishment of specified individual goals as well as the company’s accomplishment of specific performance criteria during the applicable year. The maximum cash bonus amount for each executive officer represents a percentage of that officer’s annual base salary (in 2007, the applicable percentage was 30% for all executive officers other than our Chief Executive Officer who had a percentage of 40%). Maximum equity awards for each executive officer under the 2007 incentive plan were derived from data relating to the equity awards granted by comparable companies. The individual criteria for specific executive officers varies from position to position, but all executive officers have common company performance goals. The company performance criteria for 2007 were based upon operational, clinical and financial goals that resulted from a collaborative process between the Board of Directors and senior management. Specific criteria included: (i) business and development goals relating to our corporate partners; (ii) clinical and strategic goals relating to product candidates; (iii) production goals relating to the supply of product for clinical and commercial programs; (iv) business and development goals applicable to new transactions; and (v) minimum annual revenue, cash burn and end of year cash balance targets. In determining cash and equity awards, the Board of Directors determined that 80% of these goals were met in 2007. Even if all individual and company performance criteria were not met, executive officers would still be eligible to receive a portion of their respective maximum bonus amounts; provided, however, that if a minimum amount of both individual performance criteria and company performance criteria were not achieved, then executive officers would not be entitled to any cash or equity bonuses. Under the cash and equity bonus structure applicable to 2007, the executive officers were eligible to receive aggregate cash awards of approximately $608,000 and aggregate stock options to purchase approximately 390,000 shares of company common stock. For a description of the cash and equity award ranges for each named executive officer, as well as a summary of the cash and equity awards granted to such officers, please refer to the table below titled “2007 Grants of Plan-Based Awards.” Although the annual bonus structure is approved by the Board of Directors upon the recommendation of the Compensation Committee, we are not obligated to issue specific bonuses and final bonus amounts are determined at the discretion of the Board of Directors.

Stock Options

Our 2006 Stock Plan authorizes us to grant options to purchase shares of common stock to our employees, directors and consultants. Our Compensation Committee is the administrator of this stock plan. Stock option grants are made at the commencement of employment and may also be made following a significant change in job responsibilities or to meet other special retention or performance objectives. The Compensation Committee reviews and recommends initial stock option awards for executive officers based upon a review of competitive compensation data. In appropriate circumstances, the Compensation Committee considers the recommendations of our Chief Executive Officer when determining the amount of an initial option grant or the amount of an annual incentive option grant for executive officers. While we awarded stock options to our executive officers pursuant to our 2007 annual bonus structure, those awards were not made until the first quarter of 2008. Stock options granted by us have an exercise price equal to the fair market value of our common stock on the day of grant, typically vest 25% per annum based upon continued employment over a four-year period, and generally expire ten years after the date of grant. Incentive stock options also include certain other terms necessary to assure compliance with the Internal Revenue Code of 1986, as amended.

10b5-1 Trading Plans

In March of 2007 our Board of Directors adopted a policy that provides for the use of pre-arranged trading plans by persons subject to the company’s insider trading policy. All such pre-arranged trading plans must (i) comply with certain specified guidelines, including volume limitations, (ii) be approved by a committee consisting of independent directors and the company’s Chief Financial Officer and (iii) comply with Rule 10b5-1 established by the Securities and Exchange Commission. We believe that pre-arranged trading provides insiders with an opportunity to diversify their holdings in a measured process that also complies with the insider trading rules promulgated by the Securities and Exchange Commission. Certain of our officers and directors may establish pre-arranged trading plans in the future.

Potential Components of Compensation

In addition to granting incentive and nonstatutory stock options, our 2006 Stock Plan provides for the granting of restricted stock, restricted stock units, stock appreciation rights, performance units and shares, deferred compensation awards and other stock-based awards. The 2008 Stock Plan, if approved by the stockholders, will allow all of these awards as well, except for deferred compensation awards. The Compensation Committee may utilize some or all of these types of awards for executive officers if it believes that such awards are necessary to further the goals of the compensation program.

Compensation Committee Report

We, the Compensation Committee of the Board of Directors of Halozyme Therapeutics, Inc., have reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in Halozyme’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

THE COMPENSATION COMMITTEE

Steven T. Thornton (Chair)
Kenneth J. Kelley
Randal J. Kirk

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee are or have been an officer or employee of Halozyme Therapeutics, Inc. During fiscal 2007, no member of the Compensation Committee had any relationship with Halozyme Therapeutics, Inc. requiring disclosure under Item 404 of Regulation S-K. During fiscal 2007, none of Halozyme’s executive officers served on the compensation committee (or its equivalent) or board of directors of another entity any of whose executive officers served on Halozyme’s Compensation Committee or Board of Directors.

Summary Compensation Table

The following table sets forth information concerning the compensation earned during the fiscal years ended December 31, 2007, 2006 and 2005 by our Chief Executive Officer, Chief Financial Officer, and our four other most highly compensated executive officers during the fiscal year ended December 31, 2007.

2007 SUMMARY COMPENSATION TABLE

							Non-Equity
							Incentive Plan	All Other
		Salary	Bonus		Option		Compensation	Compensation		Total
Name and Principal Position	Year	($)	($)(1)		Awards ($)(2)		($)(1)	($)		($)

Jonathan E. Lim	2007	356,250	—		263,873		50,000	407		670,530
President and Chief	2006	300,000	—		74,352		53,550	246		428,148
Executive Officer	2005	200,000	—		178,580	(3)	70,000	90		448,670
David A. Ramsay	2007	231,317	—		70,350		54,600	247		356,514
Vice President and	2006	180,000	—		60,942		25,650	162		266,754
Chief Financial Officer	2005	150,000	—		59,915	(3)	50,000	60		259,975
William J. Fallon(4)	2007	255,000	20,000	(5)	62,704		66,900	136,442	(6)	541,046
Vice President —	2006	39,721			8,933		—	14,358	(7)	63,012
Manufacturing and Operations
Robert L. Little(8)	2007	307,400	—		84,157		76,100	351		468,008
Vice President and Chief	2006	144,141	—		29,608		21,750	120		195,619
Commercial Officer
Richard C. Yocum	2007	268,500	—		81,030		70,900	306		420,736
Vice President — Clinical	2006	240,000	—		56,968		36,000	232		333,200
Development and Medical Affairs	2005	140,430	—		42,455	(3)	37,500	84		220,469
Gregory I. Frost	2007	261,467	—		62,683		67,600	290		392,040
Vice President and Chief	2006	210,000	—		93,855		31,500	188		335,543
Scientific Officer	2005	160,000	—		91,905	(3)	50,000	66		301,971

(1)	Performance-based bonuses are generally paid pursuant to our annual compensation guidelines and reported as Non-Equity Incentive Plan Compensation. Except as otherwise noted, amounts reported as Bonus represent discretionary bonuses in addition to the amount (if any) earned under the annual compensation guidelines.

(2)	Valuation based on the dollar amount recognized for financial statement reporting purposes pursuant to revised Statement of Financial Accounting Standards No. 123 (“FAS 123R”). The assumptions used with respect to the valuation of option grants are set forth in Note 2 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 filed with the SEC on March 14, 2008.

(3)	During fiscal year 2005 we did not recognize option expenses in our consolidated financial statements pursuant to FAS 123R. The data on this table represents the amounts that we would have recognized had we applied FAS 123R utilizing the same assumptions that were utilized for the fiscal year 2006 and 2007 consolidated financial statements.

(4)	Mr. Fallon joined Halozyme in November of 2006 as Vice President — Manufacturing and Operations.

(5)	Represents Mr. Fallon’s sign-on bonus.

(6)	Includes the reimbursement of $75,222 in relocation expenses as well as a $60,927 tax gross-up payment.

(7)	Includes the reimbursement of $7,919 in relocation expenses as well as a $6,414 tax gross-up payment.

(8)	Mr. Little joined Halozyme in July of 2006 as Vice President & Chief Commercial Officer.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to plan-based awards granted during the fiscal year ended December 31, 2007 to our named executive officers:

2007 GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts
		Under Non-Equity Incentive		Estimated Future Payouts Under
		Plan Awards(1)		Equity Incentive Plan Awards(1)
Name	Grant Date	Threshold ($)	Maximum ($)(2)	Threshold (#)	Maximum (#)(3)

Jonathan E. Lim	2/6/2008	86,400	144,000	60,000	150,000	(4)
David A. Ramsay	2/6/2008	42,300	70,500	16,000	40,000	(5)
William J. Fallon	2/6/2008	45,900	76,500	16,000	40,000	(5)
Robert L. Little	2/6/2008	55,332	92,220	16,000	40,000	(5)
Richard C. Yocum	2/6/2008	48,600	81,000	16,000	40,000	(5)
Gregory I. Frost	2/6/2008	47,700	79,500	16,000	40,000	(4)

(1)	Our Board of Directors approved a performance-based incentive plan on February 6, 2008 that provided for cash and equity awards based upon the accomplishment of specified individual and company performance criteria in 2007. The individual criteria for specific members of senior management varied from position to position, but all members of senior management had common company performance goals. The company performance criteria were based upon certain operational, clinical and financial performance goals identified by both management and the Board of Directors. Members of senior management would still be eligible to receive a portion of their respective maximum bonus amounts even if all individual and company performance criteria were not met, provided, however, that a minimum combination of company and individual criteria had to be met in order to trigger a threshold amount of cash and equity awards. While the incentive plan was approved by our Compensation Committee, we were not obligated to issue bonuses and final bonus amounts were determined at the discretion of the Board of Directors. See “Compensation Discussion and Analysis — Cash and Equity Incentives.” The actual amount of cash paid to each named executive officer pursuant to the compensation guidelines established for 2007 is set forth in the Summary Compensation Table under the heading, “Non-Equity Incentive Plan Compensation.”

(2)	Maximum cash awards for each executive officer under the 2007 incentive plan were derived from data relating to the cash awards granted by comparable companies. On February 6, 2008 the Board of Directors approved cash awards to the following executives in the following amounts: (i) Jonathan E. Lim, $50,000; (ii) David A. Ramsay, $54,600; (iii) William J. Fallon, $66,900; (iv) Robert L. Little, $76,100; (v) Richard C. Yocum, $70,900; and (vi) Gregory I. Frost, $67,600.

(3)	Maximum equity awards for each executive officer under the 2007 incentive plan were derived from data relating to the equity awards granted by comparable companies.

(4)	An option to purchase 50,000 shares of common stock was granted to this executive officer on February 6, 2008 pursuant to the performance-based incentive plan established for 2007. One-fourth of the shares subject to the grant will vest on the one year anniversary of the grant, and 1/48 of the shares will vest monthly thereafter. The exercise price of these options is $5.60 per share.

(5)	An option to purchase 28,800 shares of common stock was granted to this executive officer on February 6, 2008 pursuant to the performance-based incentive plan established for 2007. One-fourth of the shares subject to the grant will vest on the one year anniversary of the grant, and 1/48 of the shares will vest monthly thereafter. The exercise price of these options is $5.60 per share.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to the value of all unexercised options previously awarded to our named executive officers as of December 31, 2007:

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2007

	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised		Option	Option
	Options(#)	Options (#) (1)		Exercise	Expiration
Name	Exercisable	Unexercisable		Price ($)	Date

Jonathan E. Lim	1,306,029	—		0.39	11/11/13
	559,949	—		0.39	11/11/13
	137,500	112,500	(2)	2.05	10/13/14
	46,744	6,678	(3)	2.02	12/8/14
	—	39,603	(5)	7.51	2/5/17
David A. Ramsay	354,950	—		0.39	11/11/13
	—	50,000	(4)	2.05	10/13/14
	40,902	5,843	(3)	2.02	12/8/14
	—	12,943	(5)	7.51	2/5/17
William J. Fallon	43,333	116,667		2.67	11/9/16
Robert L. Little	70,833	129,167		2.33	7/27/16
	—	10,861	(5)	7.51	2/5/17
Richard C. Yocum	37,500	66,667		1.87	5/12/15
	—	17,976	(5)	7.51	2/5/17
Gregory I. Frost	403,661	—		0.43	11/11/08
	236,241	—		0.43	11/11/13
	—	60,000	(4)	2.05	10/13/14
	45,284	6,469	(3)	2.02	12/8/14
	—	15,729	(5)	7.51	2/5/17

(1)	Except as otherwise noted, each option vests at the rate of 1/4 of the underlying shares on the first anniversary of the date of grant and 1/48 of the shares each month thereafter.

(2)	The option vests at the rate of 1/20 of the underlying shares on February 1, 2007, and 1/20 of the underlying shares each month thereafter until January 1, 2008, and then 1/30 of the underlying shares each month thereafter.

(3)	The option vests at the rate of 50% of the underlying shares on the date of grant and 1/96 of the shares each month thereafter.

(4)	The option vests at the rate of 1/12 of the underlying shares on February 1, 2008, and 1/12 of the underlying shares each month thereafter.

(5)	The option vests at the rate of 1/3 of the underlying shares on February 5, 2008, and 1/36 of the underlying shares each month thereafter.

Option Exercises and Stock Vested During Last Fiscal Year

No named executive officer has a restricted stock grant, restricted stock unit or other similar instrument. The following table sets forth certain information with respect to the exercise of stock options by our named executive officers during the fiscal year ended December 31, 2007:

OPTION EXERCISES AND STOCK VESTED

	Option Awards
	Number of Shares	Value Realized on
	Acquired on Exercise	Exercise
Name	(#)	($)

Jonathan E. Lim	248,813	2,126,282
David A. Ramsay	30,000	255,900
William J. Fallon	—	—
Robert L. Little	—	—
Richard C. Yocum	95,833	647,831
Gregory I. Frost	472,837	3,906,680

Potential Payments Upon Termination or Change in Control

Severance Policy

While we have not entered into employment agreements with any of our named executive officers that provide for cash payments in connection with the conclusion of their employment, on February 6, 2008 the Board of Directors approved the adoption of a company-wide severance policy. Under the severance policy, the particular amount of cash severance for an employee terminated by the company without cause will generally be dictated by the employee’s position in the organization as well as the seniority of that employee. The severance policy is applicable to members of senior management in the following respects: (i) the cash severance for the Chief Executive Officer will be equal to the CEO’s then-current annual base salary; (ii) the cash severance for other officers will be equal to one half of the then-current annual base salary for such officers; and (iii) the cash severance for non-officer Vice Presidents will initially be equal to ten weeks worth of the then-current annual base salary for such employee, provided that the employee will get an additional two weeks of severance pay for each year of employment with the company (up to a maximum of 26 weeks). Cash payments under the severance policy will normally be made in a lump sum payment, subject to standard taxes and withholdings, and will be conditioned upon the receipt of a release of claims from the impacted employee. In addition to cash severance payments, the company will also pay certain health coverage costs during the term of the applicable severance period. Despite the establishment of the severance policy, however, the Board of Directors retains the right to amend, alter or terminate the severance policy at any time. Assuming: (i) each of the named executive officers was terminated without cause on December 31, 2007; (ii) the severance policy was in effect as of that date; and (iii) each named executive officer executed a release of claims in a form satisfactory to the company, the named executive officers would have received the following amounts pursuant to the severance policy:

	Lump Sum	Duration of Health
Name	Severance Payment	Coverage Continuation(1)

Jonathan E. Lim	$360,000	One year
David A. Ramsay	$117,500	Six months
William J. Fallon	$130,000	Six months
Robert L. Little	$153,700	Six months
Richard C. Yocum	$135,000	Six months
Gregory I. Frost	$132,500	Six months

(1)	The per month cost for continued health care coverage will vary for each employee based upon the individual coverage circumstances for each such employee.

Change in Control

Options granted to employees and officers of Halozyme under our 2001 Stock Plan and 2004 Stock Plan provide for full acceleration of the unvested portion of an option if the employee or officer is terminated without cause or resigns for certain specified reasons following certain change in control events. Assuming a change in control took place on December 31, 2007 and each of the named executive officers was terminated without cause immediately following the change in control, the foregoing individuals would have received the following amounts as a result of such accelerated vesting.

Potential Payments Upon
Name	Change in Control(1)

Jonathan E. Lim	$603,241
David A. Ramsay	$282,741
William J. Fallon	$—
Robert L. Little	$—
Richard C. Yocum	$349,335
Gregory I. Frost	$336,527

(1)	Amounts shown in this column reflect the value of unvested options that would have accelerated if the named executive officer was terminated on December 31, 2007 in connection with a change in control based upon the difference between the closing price ($7.11) of our common stock on that date and the exercise price of the respective options. There can be no assurance that the options will ever be exercised (in which case no value will actually be realized by the executive) or that the value on exercise will be equal to the value shown in this column.

Compensation of Directors

The following table sets forth information concerning the compensation earned during the fiscal year ended December 31, 2007 by each individual who served as a director at any time during the fiscal year:

2007 DIRECTOR COMPENSATION

	Fees Earned or
	Paid in Cash	Stock Awards	Option Awards
Name	($)	($)(1)	($)(1)	Total ($)

Kenneth J. Kelley	95,000	112,830	102,028	309,858
Robert L. Engler	45,000	112,830	102,028	259,858
Kathryn E. Falberg(2)	35,625	97,750	40,063	173,438
Randal J. Kirk(2)	21,875	97,750	40,063	159,688
Connie L. Matsui	60,625	113,908	46,428	220,961
John S. Patton	35,000	112,830	45,997	193,827
Steven T. Thornton	55,000	127,910	45,997	228,907

(1)	Valuation based on the dollar amount recognized for financial statement reporting purposes pursuant to FAS 123R. The assumptions used with respect to the valuation of option grants are set forth in Note 2 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 filed with the SEC on March 14, 2008.

(2)	Ms. Falberg and Mr. Kirk joined the Board of Directors in May of 2007, and their compensation is prorated for their partial year of service.

Upon joining the Board, outside directors receive an initial option grant of 10,000 shares of common stock and an initial restricted stock grant of 15,000 shares of common stock. The initial option grant will vest upon the later of: (a) the six month anniversary of the date of grant or (b) the date of the first annual meeting following the grant of the initial option. The initial restricted stock grant will vest upon the later of: (a) the first day that the outside director may trade our stock in compliance with our Insider Trading Policy that occurs after the six month anniversary of the date of grant or (b) the first day that the outside director may trade our stock in compliance with our Insider Trading Policy that occurs after the date of the first annual meeting following the initial restricted stock grant.

Outside directors also automatically receive annual option grants of 10,000 shares of common stock and restricted stock grants of 15,000 shares of common stock immediately following future annual meetings of stockholders. The annual option grant will vest and become exercisable on the date immediately preceding the date of the annual meeting following the date of grant. The annual restricted stock grant will vest on the first day that the outside director may trade our stock in compliance with our Insider Trading Policy that occurs after the date immediately preceding the annual meeting following the date of grant.

Outside directors receive an annual retainer of $30,000 for service on the Board as well as an annual retainer for service on any committee of the Board. Outside directors serving on the Board’s Audit Committee will receive an annual retainer of $15,000, provided that the Chair of that committee will receive an annual retainer of $30,000. Outside directors serving on the Board’s Compensation Committee will receive an annual retainer of $10,000, provided that the Chair of that committee will receive an annual retainer of $20,000. Outside directors serving on the Board’s Nominating and Governance Committee will receive an annual retainer of $5,000, provided that the Chair of that committee will receive an annual retainer of $10,000. Lastly, an outside director serving as the Chair of the Board of Directors will receive an annual retainer of $30,000.

Halozyme directors who are also employees of Halozyme do not receive any compensation for their services as members of the Board of Directors.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding outstanding options and shares reserved for future issuance under our current equity compensation plans as of December 31, 2007:

			Number of Shares
			Remaining Available
			for Future Issuance
	Number of Shares to		under Equity
	Be Issued upon	Weighted-Average	Compensation Plans
	Exercise of	Exercise Price of	(Excluding Shares
	Outstanding Options,	Outstanding Options,	Reflected in
	Warrants and Rights	Warrants and Rights	Column(a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by stockholders(1)	7,684,979	$2.04	1,308,338
Equity compensation plans not approved by stockholders(2)	125,000	$1.25	—

Total	7,809,979	$2.03	1,308,338

(1)	Represents stock options under the 2006 Stock Plan, 2005 Outside Directors’ Stock Plan, 2004 Stock Plan and the 2001 Stock Plan. Options under the 2001 Stock Plan were assumed by Halozyme as part of the March 2004 merger between DeliaTroph Pharmaceuticals, Inc. and Global Yacht Services, Inc. The 2001 Stock Plan was approved by the shareholders of DeliaTroph prior to the merger and the former shareholders of DeliaTroph held approximately 90% of the voting stock of Halozyme immediately following the merger. No additional options will be granted under the 2001 Stock Plan.

(2)	Represents the grant by Halozyme to a non-executive employee of an option to purchase 125,000 shares of common stock at an exercise price of $1.25 per share through a nonstatutory stock option that is not under any of Halozyme’s existing stock plans. This option has a ten year term and vests at the rate of 1/4 of the shares on the first anniversary of the employee’s date of hire and 1/48 of the shares monthly thereafter. This option will be fully vested in April of 2008.

RELATED PERSON TRANSACTIONS

Pursuant to our Code of Conduct and Ethics, our executive officers, directors, and principal stockholders, including their immediate family members and affiliates, are prohibited from entering into transactions which create, or would appear to create, a conflict of interest with us. Our Audit Committee is responsible for reviewing and approving related party transactions. Our Audit Committee shall approve only those agreements that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our Audit Committee determines in the good faith exercise of its discretion.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth, as of March 31, 2008, certain information with respect to the beneficial ownership of our common stock by (i) each stockholder known by Halozyme to be the beneficial owner of more than 5% of our common stock, (ii) each director and director-nominee of Halozyme, (iii) each executive officer named in the Summary Compensation Table above, and (iv) all directors and executive officers of Halozyme as a group:

	Number of Shares
	Beneficially
Beneficial Owner(1)	Owned(2)	Percent(3)

Randal J. Kirk(4) )	13,866,683	17.4
The Governor Tyler, 1881 Grove Avenue Radford, Virginia 24141
QVT Financial LP(5)	5,629,374	7.1
1177 Avenue of the Americas, 9th Floor New York, New York 10036
Gregory I. Frost(6)	3,605,398	4.5
Jonathan E. Lim(7)	2,561,162	3.1
David A. Ramsay(8)	827,589	1.0
Richard C. Yocum(9)	131,797	*
Robert L. Little(10)	109,190	*
William J. Fallon(11)	59,999	*
John S. Patton(12)	210,000	*
Kenneth J. Kelley(13)	25,000	*
Robert L. Engler(14)	285,000	*
Steven T. Thornton(15)	25,000	*
Connie L. Matsui(16)	50,000	*
Kathryn E. Falberg(17)	25,000	*
Directors and executive officers as a group (13 persons)(18)	21,781,818	26.4

*	Less than 1%.

(1)	Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table. Unless otherwise noted, the address for each beneficial owner is: c/o Halozyme Therapeutics, Inc., 11388 Sorrento Valley Rd., San Diego, CA 92121.

(2)	Under the rules of the Securities and Exchange Commission, a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days upon the exercise of options or warrants.

(3)	Calculated on the basis of 79,507,955 shares of common stock outstanding as of March 31, 2008, provided that any additional shares of common stock that a stockholder has the right to acquire within 60 days after March 31, 2008, are deemed to be outstanding for the purpose of calculating that stockholder’s percentage beneficial ownership.

(4)	Based on the Form 4 filed by Randal J. Kirk with the SEC on March 24, 2008. Includes shares held by the following entities over which Mr. Kirk (or an entity over which he exercises exclusive control) exercises exclusive control: 522,460 shares held by RJK, L.L.C.; 135,000 shares held by Third Security Staff 2001, LLC; 3,000,000 shares held by Radford Investments Limited Partnership; 2,189,050 shares held by Randal J. Kirk (2000) Limited Partnership; 1,326,320 shares held by New River Management IV, L.P., and 6,328,853 shares held by New River Management V, L.P. Also includes 10,000 shares subject to options that may be exercised within 60 days after March 31, 2008.

(5)	Based on the Schedule 13G/A filed by QVT Fund LP with the SEC on January 31, 2008. QVT Financial LP (“QVT Financial”) is the investment manager for QVT Fund LP (the “Fund”), which beneficially owns 4,790,442 shares of common stock, and for Quintessence Fund L.P. (“Quintessence”), which beneficially owns 539,861 shares of common stock. QVT Financial is also the investment manager for a separate discretionary account managed for Deutsche Bank AG (the “Separate Account”), which holds 299,071 shares of common stock. QVT Financial has the power to direct the vote and disposition of the common stock held by the Fund, Quintessence and the Separate Account. Accordingly, QVT Financial may be deemed to be the beneficial owner of an aggregate amount of 5,629,374 shares of common stock, consisting of the shares owned by the Fund, Quintessence and the shares held in the Separate Account.

QVT Financial GP LLC, as General Partner of QVT Financial, may be deemed to beneficially own the same number of shares of common stock reported by QVT Financial. QVT Associates GP LLC, as General Partner of the Fund and Quintessence, may be deemed to beneficially own the aggregate number of shares of common stock owned by the Fund and Quintessence, and accordingly, QVT Associates GP LLC may be deemed to be the beneficial owner of an aggregate amount of 5,330,303 shares of common stock. Each of QVT Financial and QVT Financial GP LLC disclaim beneficial ownership of the shares of common stock owned by the Fund, Quintessence and the Separate Account. QVT Associates GP LLC disclaims beneficial ownership of all shares of common stock owned by the Fund and Quintessence, except to the extent of its pecuniary interest therein.

(6)	Includes 74,532 shares subject to options that may be exercised within 60 days after March 31, 2008.

(7)	Includes 1,881,162 shares subject to options that may be exercised within 60 days after March 31, 2008.

(8)	Includes 416,179 shares subject to options that may be exercised within 60 days after March 31, 2008.

(9)	Includes 65,822 shares subject to options that may be exercised within 60 days after March 31, 2008.

(10)	Includes 96,190 shares subject to options that may be exercised within 60 days after March 31, 2008.

(11)	Includes 59,999 shares subject to options that may be exercised within 60 days after March 31, 2008.

(12)	Includes 195,000 shares subject to options that may be exercised within 60 days after March 31, 2008.

(13)	Includes 10,000 shares subject to options that may be exercised within 60 days after March 31, 2008.

(14)	Includes 245,000 shares subject to options that may be exercised within 60 days after March 31, 2008.

(15)	Includes 10,000 shares subject to options that may be exercised within 60 days after March 31, 2008.

(16)	Includes 20,000 shares subject to options that may be exercised within 60 days after March 31, 2008.

(17)	Includes 10,000 shares subject to options that may be exercised within 60 days after March 31, 2008.

(18)	Includes 3,093,884 shares subject to options that may be exercised within 60 days after March 31, 2008 beneficially owned by all executive officers and directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who beneficially own more than 10% of our common stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. Each such person is required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person.

Based solely on our review of such forms furnished to us and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and greater-than-10% stockholders were met.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

Stockholder proposals may be included in our proxy materials for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in applicable SEC rules. For a stockholder proposal to be included in our proxy materials for the 2009 annual meeting, the proposal must be received at our principal executive offices, addressed to the Secretary, not later than December 5, 2008. Stockholder business that is not intended for inclusion in our proxy materials may be brought before the annual meeting so long as we receive notice of the proposal as specified by our Bylaws, addressed to the Secretary at our principal executive offices, not later than December 5, 2008.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the Board of Directors knows of no other business that will be conducted at the 2008 annual meeting other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

David A. Ramsay

Chief Financial Officer and Secretary

April 1, 2008

HALOZYME THERAPEUTICS, INC.
PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 8, 2008
     The undersigned hereby appoints Jonathan E. Lim and David A. Ramsay, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Halozyme Therapeutics, Inc. (the “Company”) which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Halozyme Conference Center, 11404 Sorrento Valley Road, San Diego, California 92121, on Thursday, May 8, 2008, at 8:00 a.m. local time and at any and all adjournments or postponements thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.
     The shares represented by this proxy card will be voted as directed or, if this card contains no specific voting instructions, these shares will be voted in accordance with the recommendations of the Board of Directors.
     YOUR VOTE IS IMPORTANT. You are urged to complete, sign, date and promptly return the accompanying proxy in the enclosed envelope, which is postage prepaid if mailed in the United States.
(CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

▼ DETACH PROXY CARD HERE ▼

The Board of Directors recommends a vote “FOR” all proposals:
1. To elect Kathryn E. Falberg, Kenneth J. Kelley and Jonathan E. Lim as Class I Directors, to hold office until the 2011 Annual Meeting of Stockholders.
(INSTRUCTION: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write the name of the nominee(s) that you do not wish to vote for on the line(s) below the “Exceptions” box.)

EXCEPTIONS:
2. To approve our 2008 Outside Directors’ Stock Plan and to reserve an aggregate of 600,000 shares of our common stock for issuance under the 2008 Outside Directors’ Stock Plan.
3. To approve our 2008 Stock Plan and to reserve an aggregate of 5,000,000 shares of our common stock for issuance under the 2008 Stock Plan.
4. To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

☐	FOR ALL	☐	WITHHOLD ALL	☐	EXCEPTIONS

☐	FOR	☐	AGAINST	☐	ABSTAIN

☐	FOR	☐	AGAINST	☐	ABSTAIN

☐	FOR	☐	AGAINST	☐	ABSTAIN
Please sign below, exactly as name or names appear on this proxy. If the stock is registered in the names of two or more persons (Joint Holders), each should sign. When signing as attorney, executor, administrator, trustee, custodian, guardian or corporate officer, give printed name and full title. If more than one trustee, all should sign.

Stockholder Signature

Dated:	, 2008

Joint Holder Signature (if applicable)

Dated:	, 2008

Whether or not you plan to attend the meeting in person, you are urged to sign and promptly mail this proxy in the return envelope so that your stock may be represented at the meeting.